Exhibit 99.1

For Immediate Release	Contact: Jenny Fouracre-Petko Investor Relations (734) 930-3620

Domino’s Pizza® Announces Fourth Quarter and Fiscal 2021 Financial Results

Global retail sales growth (excluding foreign currency impact and 53rd week impact) of 9.0% for the fourth quarter;

11.7% for fiscal 2021

U.S. same store sales growth of 1.0% for the fourth quarter; 3.5% for fiscal 2021

International same store sales growth of 1.8% for the fourth quarter; 8.0% for fiscal 2021

Global net store growth of 468 for the fourth quarter; 1,204 for fiscal 2021

Diluted EPS up 10.4% to $4.25 for the fourth quarter; up 9.3% to $13.54 for fiscal 2021

ANN ARBOR, Michigan, March 1, 2022: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world, announced results for the fourth quarter and fiscal 2021. Global retail sales were benefited in the fourth quarter and fiscal 2020 by the inclusion of an extra, or 53rd week. Global retail sales increased 9.0% in the fourth quarter of 2021, excluding the negative impact of foreign currency and the 53rd week impact. Global retail sales increased 11.7% in fiscal 2021, excluding the positive impact of foreign currency and the 53rd week impact. Global retail sales increased 1.0% in the fourth quarter of 2021, excluding the negative impact of foreign currency. Global retail sales increased 8.9% in fiscal 2021, excluding the positive impact of foreign currency. Without adjusting for the impacts of foreign currency and the 53rd week, global retail sales declined 0.2% in the fourth quarter and increased 10.4% in fiscal 2021.

U.S. same store sales increased 1.0% during the quarter and 3.5% for the full year. International same store sales increased 1.8% during the quarter and 8.0% for the full year. The fourth quarter marked the 112th consecutive quarter of international same store sales growth. The Company had fourth quarter global net store growth of 468 stores, comprised of 89 net U.S. store openings and 379 net international store openings. In fiscal 2021, the Company had global net store growth of 1,204 stores, comprised of 205 net U.S. store openings and 999 net international store openings.

Diluted EPS for the fourth quarter of 2021 was $4.25, an increase of 10.4% over the prior year quarter. Diluted EPS for fiscal 2021 was $13.54, an increase of 9.3% over the prior year. Diluted EPS for both the fourth quarter and fiscal 2020 was positively impacted by the inclusion of the 53rd week. Diluted EPS for fiscal 2021 was negatively impacted by expenses associated with the Company’s April 2021 recapitalization transaction (the “2021 Recapitalization”). Diluted EPS for the fourth quarter of 2021 was $4.25, an increase of 22.8% over diluted EPS, as adjusted, of $3.46 in the fourth quarter of 2020. Diluted EPS, as adjusted, for fiscal 2021 was $13.60, an increase of 13.2% over diluted EPS, as adjusted, of $12.01 in fiscal 2020. Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

Subsequent to the end of the fourth quarter of 2021, on February 24, 2022, the Company’s Board of Directors declared a $1.10 per share quarterly dividend on its outstanding common stock for shareholders of record as of March 15, 2022, to be paid on March 30, 2022.

“Throughout 2021, the strength of our franchisees and our excellent unit economics continued to deliver outstanding store and retail sales growth for the Domino’s brand,” said Ritch Allison, Domino’s Chief Executive Officer. “When we compare our 2021 results back to pre-pandemic 2019, the Domino’s brand grew by nearly $3.5 billion in global retail sales over the last two years. Looking forward, we remain focused on leading with innovation and leveraging our global scale to drive outstanding returns for our franchisees and shareholders.”

(dollars in millions, except share and per share data)	Fourth Quarter of 2021	Fourth Quarter of 2020	Fiscal 2021	Fiscal 2020
Net income	$155.7	$151.9	$510.5	$491.3
Weighted average diluted shares	36,668,295	39,463,552	37,691,351	39,640,791
Diluted EPS	$4.25	$3.85	$13.54	$12.39
Items affecting comparability (1)	—	(0.39)	0.06	(0.38)
Diluted EPS, as adjusted (1)	$4.25	$3.46	$13.60	$12.01

(1)
Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

•
Revenues decreased $13.4 million, or 1.0%, in the fourth quarter of 2021 as compared to the fourth quarter of 2020, primarily due to the inclusion of the 53rd week in the fourth quarter of 2020. The 53rd week contributed an estimated $88.4 million to revenues in the fourth quarter of 2020. Advertising incentives of $6.5 million related to the Domino’s Surprise FreesTM promotion and the negative impact of changes in foreign currency exchange rates of approximately $2.5 million also contributed to the decrease in revenues. These decreases in revenues were partially offset by global same store sales growth and an increase in global store counts during the trailing four quarters, which resulted in higher supply chain and global royalty revenues.

•
Net Income increased $3.8 million, or 2.5%, in the fourth quarter of 2021 as compared to the fourth quarter of 2020. This increase was primarily driven by a $34.3 million pre-tax unrealized gain on the Company’s investment in DPC Dash Ltd (“DPC Dash”), the Company’s master franchisee that owns and operates Domino’s Pizza stores in China, resulting from the observable change in price from the valuation of the Company’s additional $9.1 million investment in DPC Dash made in the fourth quarter of 2021. This increase was partially offset by an estimated $15.2 million of net income attributable to the 53rd week in 2020.

•
Diluted EPS was $4.25 for the fourth quarter of 2021 versus $3.85 in the fourth quarter of 2020. This represents a $0.40, or 10.4%, increase over the prior year quarter. Diluted EPS was $4.25 for the fourth quarter of 2021 versus diluted EPS, as adjusted, of $3.46 in the fourth quarter of 2020. This represents a $0.79, or 22.8%, increase over the prior year quarter. The increase in diluted EPS was driven by higher net income, including the unrealized gain on the Company’s investment in DPC Dash, which contributed an incremental $0.68 to the Company’s diluted EPS in the fourth quarter of 2021 as compared to the prior year quarter. A lower weighted average diluted share count resulting from the Company’s share repurchases during the trailing four quarters also contributed to the increase in diluted EPS in the fourth quarter of 2021. Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

The tables below outline certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to Comments on Regulation G below for additional details.

	Fourth Quarter of 2021	Fourth Quarter of 2020	Fiscal 2021	Fiscal 2020
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	(7.3)%	+ 8.1%	(3.6)%	+ 11.0%
U.S. franchise stores	+ 1.5%	+ 11.4%	+ 3.9%	+ 11.5%
U.S. stores	+ 1.0%	+ 11.2%	+ 3.5%	+ 11.5%
International stores (excluding foreign currency impact)	+ 1.8%	+ 7.3%	+ 8.0%	+ 4.4%

Global retail sales growth: (versus prior year period)
U.S. stores	(2.6)%	+ 22.8%	+ 4.3%	+17.6%
International stores	+ 2.2%	+ 20.7%	+ 16.9%	+ 7.5%
Total	(0.2)%	+ 21.7%	+ 10.4%	+ 12.5%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	(2.6)%	+ 22.8%	+ 4.3%	+ 17.6%
International stores	+ 4.5%	+ 19.0%	+ 13.9%	+ 8.8%
Total	+ 1.0%	+ 20.9%	+ 8.9%	+13.2%

Global retail sales growth: (versus prior year period, excluding foreign currency impact and 53rd week impact)
U.S. stores	+ 4.6%	+ 14.3%	+ 6.7%	+15.0%
International stores	+ 13.2%	+ 9.9%	+ 17.1%	+ 5.9%
Total	+ 9.0%	+ 12.0%	+ 11.7%	+10.4%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at September 12, 2021	367	6,104	6,471	11,909	18,380
Openings	8	84	92	430	522
Closings	—	(3)	(3)	(51)	(54)
Store count at January 2, 2022	375	6,185	6,560	12,288	18,848
Fourth quarter 2021 net store growth	8	81	89	379	468
Fiscal 2021 net store growth	12	193	205	999	1,204

Two- to Three-Year Outlook

The Company does not provide quarterly or annual earnings guidance or estimates. The following two- to three-year outlook does not constitute specific earnings guidance. In January 2022, the Company reaffirmed its two- to three-year outlook as follows:

Two- to Three- Year Outlook
Global retail sales growth, excluding foreign currency impact	6% − 10%
Global net unit growth	6% − 8%

Financial Results Comparability

Financial results for the Company can be significantly affected by changes in its capital structure, its effective tax rate, adoption of new accounting pronouncements, store portfolio changes, calendar timing and other factors. The Company’s recapitalization transactions have historically resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the repayment of certain of the Company’s notes. Additionally, repurchases and retirements of shares of the Company’s common stock pursuant to its share repurchase programs have historically reduced its weighted average diluted shares outstanding.

In addition to the above factors impacting comparability, the tables below present certain other items that affect comparability between the Company’s 2021 and 2020 financial results (unaudited). Management believes that including such information is critical to an understanding of the Company’s financial results for the fourth quarter of 2021 and fiscal year 2021 as compared to the same periods in 2020. Refer to the Comments on Regulation G section below for additional details.

	Fiscal Quarter Ended January 2, 2022			Fiscal Year Ended January 2, 2022
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2021 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$—	$—	$—	$(509)	$(397)	$(0.01)
Interest expense (2)	—	—	—	(309)	(241)	(0.01)
Debt issuance cost write-off (3)	—	—	—	(2,024)	(1,581)	(0.04)
Total of 2021 items	$—	$—	$—	$(2,842)	$(2,219)	$(0.06)

	Fiscal Quarter Ended January 3, 2021			Fiscal Year Ended January 3, 2021
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2020 items affecting comparability:
Estimated 53rd week impact (4)	$19,161	$15,201	$0.39	$19,161	$15,201	$0.38
Total of 2020 items	$19,161	$15,201	$0.39	$19,161	$15,201	$0.38

(1)
Represents legal, professional and administrative fees incurred in connection with the Company’s 2021 Recapitalization.
(2)
Represents interest expense the Company incurred on its 2017 five-year fixed rate notes and 2017 five-year floating rate notes subsequent to the closing of the Company’s 2021 Recapitalization, but prior to the repayment of the 2017 five-year fixed rate notes and 2017 five-year floating rate notes, resulting in the payment of interest on both the 2017 five-year fixed rate notes and 2017 five-year floating rate notes and the 2021 fixed-rate notes for a short period of time.
(3)
Represents the write-off of debt issuance costs related to the extinguishment of the 2017 five-year fixed rate notes and 2017 five-year floating rate notes in connection with the Company’s 2021 Recapitalization.
(4)
Represents the estimated impact of the 53rd week in the fourth quarter and fiscal year 2020.

Share Repurchases

During the fourth quarter of 2021, the Company repurchased and retired 443,085 shares of its common stock under its Board of Directors-approved share repurchase program for a total of $216.2 million. During fiscal 2021, the Company repurchased and retired 2,912,558 shares of its common stock under its Board of Directors-approved share repurchase program (including 2,250,786 shares of its common stock under its previously announced accelerated share repurchase transaction completed in the third quarter of 2021) for a total of $1.32 billion. As of January 2, 2022, the Company had a total remaining authorized amount for share repurchases of $704.1 million. Subsequent to the end of the fourth quarter of 2021, the Company repurchased and retired an additional 100,810 shares of common stock for a total of $47.7 million.

Conference Call Information

The Company will file its Annual Report on Form 10-K this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its fourth quarter and fiscal 2021 financial results. The call can be accessed by dialing (866) 470-5929 (U.S./Canada) or (409) 217-8311 (International). Ask for the Domino’s Pizza conference call, ID 3957907. The call will also be webcast, and will be archived for one year, on ir.dominos.com.

Liquidity

As of January 2, 2022, the Company had approximately:

•
$148.2 million of unrestricted cash and cash equivalents;
•
$5.07 billion in total debt; and
•
$155.8 million of available borrowing capacity under its 2021 variable funding notes, net of letters of credit issued of $44.2 million.

Net cash provided by operating activities was $654.2 million during fiscal 2021. The Company invested $94.2 million in capital expenditures during fiscal 2021. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $560.0 million during fiscal 2021 (refer to Comments on Regulation G below for additional details).

(in thousands)	Fiscal year ended January 2, 2022
Net cash provided by operating activities	$654,206
Capital expenditures	(94,172)
Free cash flow	$560,034

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods such as diluted EPS, as adjusted. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact, global retail sales growth, excluding foreign currency impact and 53rd week impact and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact and 53rd week impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year and excluding the global retail sales attributable to the Company’s 53rd week in 2020.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable weeks of both years. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales. The 53rd week in fiscal 2020 had no impact on reported same store sales growth amounts.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported diluted EPS, adjusted for the items that affect comparability to the prior year periods. The most directly comparable financial measure calculated and presented in accordance with GAAP is diluted EPS. The Company believes that the diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses diluted EPS, as adjusted, internally to evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 18,800 stores in over 90 markets. Domino’s had global retail sales of nearly $17.8 billion in 2021, with over $8.6 billion in the U.S. and over $9.1 billion internationally. In the fourth quarter of 2021, Domino’s had global retail sales of over $5.5 billion, with over $2.6 billion in the U.S. and nearly $2.9 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the end of the fourth quarter of 2021. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2021 from digital channels. In the U.S., Domino’s generated more than 75% of U.S. retail sales in 2021 via digital channels and has developed several innovative ordering platforms, including those for Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and more. In 2019, Domino’s announced a partnership with Nuro to further its exploration and testing of autonomous pizza delivery. In mid-2020, Domino’s launched a new way to order contactless carryout nationwide – via Domino’s Carside Delivery®, which customers can choose when placing a prepaid online order.

Order – dominos.com

Company Info – biz.dominos.com

Media Assets – media.dominos.com

Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; our ability to manage difficulties associated with or related to the ongoing COVID-19 pandemic and the effects of COVID-19 and related regulations and policies on our business and supply chain, including impacts on the availability of labor; labor shortages or changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; actions by activist investors; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	January 2, 2022	% of Total Revenues	January 3, 2021	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$141,227		$155,749
U.S. franchise royalties and fees	166,937		167,298
Supply chain	800,858		791,149
International franchise royalties and fees	90,968		89,555
U.S. franchise advertising	143,223		152,816
Total revenues	1,343,213	100.0%	1,356,567	100.0%
Cost of sales:
U.S. Company-owned stores	113,411		121,591
Supply chain	723,601		699,712
Total cost of sales	837,012	62.3%	821,303	60.5%
Operating margin	506,201	37.7%	535,264	39.5%
General and administrative	140,290	10.4%	138,404	10.2%
U.S. franchise advertising	143,223	10.7%	152,816	11.3%
Income from operations	222,688	16.6%	244,044	18.0%
Other income	34,258	2.5%	—	0.0%
Interest expense, net	(60,777)	(4.5)%	(54,479)	(4.0)%
Income before provision for income taxes	196,169	14.6%	189,565	14.0%
Provision for income taxes	40,484	3.0%	37,668	2.8%
Net income	$155,685	11.6%	$151,897	11.2%
Earnings per share:
Common stock – diluted	$4.25		$3.85

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
	January 2, 2022	% of Total Revenues	January 3, 2021	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$478,976		$485,569
U.S. franchise royalties and fees	539,883		503,196
Supply chain	2,560,977		2,416,651
International franchise royalties and fees	298,036		249,757
U.S. franchise advertising	479,501		462,238
Total revenues	4,357,373	100.0%	4,117,411	100.0%
Cost of sales:
U.S. Company-owned stores	374,104		379,598
Supply chain	2,295,027		2,143,320
Total cost of sales	2,669,131	61.3%	2,522,918	61.3%
Operating margin	1,688,242	38.7%	1,594,493	38.7%
General and administrative	428,333	9.8%	406,613	9.9%
U.S. franchise advertising	479,501	11.0%	462,238	11.2%
Income from operations	780,408	17.9%	725,642	17.6%
Other income	36,758	0.8%	—	0.0%
Interest expense, net	(191,461)	(4.3)%	(170,512)	(4.1)%
Income before provision for income taxes	625,705	14.4%	555,130	13.5%
Provision for income taxes	115,238	2.7%	63,834	1.6%
Net income	$510,467	11.7%	$491,296	11.9%
Earnings per share:
Common stock – diluted	$13.54		$12.39

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	January 2, 2022	January 3, 2021
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$148,160	$168,821
Restricted cash and cash equivalents	180,579	217,453
Accounts receivable, net	255,327	244,560
Inventories	68,328	66,683
Prepaid expenses and other	27,242	24,169
Advertising fund assets, restricted	180,904	147,698
Total current assets	860,540	869,384
Property, plant and equipment, net	324,065	297,364
Operating lease right-of-use assets	210,702	228,268
Investments	125,840	40,000
Other assets	150,669	132,152
Total assets	$1,671,816	$1,567,168
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$55,588	$2,855
Accounts payable	91,547	94,499
Operating lease liabilities	37,155	35,861
Advertising fund liabilities	173,737	141,175
Other accrued liabilities	232,714	196,429
Total current liabilities	590,741	470,819
Long-term liabilities:
Long-term debt, less current portion	5,014,638	4,116,018
Operating lease liabilities	184,471	202,268
Other accrued liabilities	91,502	78,468
Total long-term liabilities	5,290,611	4,396,754
Total stockholders’ deficit	(4,209,536)	(3,300,405)
Total liabilities and stockholders’ deficit	$1,671,816	$1,567,168

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	January 2, 2022	January 3, 2021
(In thousands)
Cash flows from operating activities:
Net income	$510,467	$491,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,923	65,038
Loss on sale/disposal of assets	1,189	2,922
Amortization of debt issuance costs	7,509	5,526
Provision for deferred income taxes	1,988	14,424
Non-cash compensation expense	28,670	24,244
Excess tax benefits from equity-based compensation	(18,911)	(60,364)
Provision for losses on accounts and notes receivable	659	2,134
Unrealized gain on investments	(36,758)	—
Changes in operating assets and liabilities	41,245	18,797
Changes in advertising fund assets and liabilities, restricted	45,225	28,777
Net cash provided by operating activities	654,206	592,794
Cash flows from investing activities:
Capital expenditures	(94,172)	(88,768)
Purchase of investments	(49,082)	(40,000)
Other	531	(159)
Net cash used in investing activities	(142,723)	(128,927)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,850,000	158,000
Repayments of long-term debt and finance lease obligations	(910,212)	(202,058)
Proceeds from exercise of stock options	19,682	30,970
Purchases of common stock	(1,320,902)	(304,590)
Tax payments for restricted stock upon vesting	(6,820)	(6,803)
Payments of common stock dividends and equivalents	(139,399)	(121,925)
Cash paid for financing costs	(14,938)	—
Other	(244)	—
Net cash used in financing activities	(522,833)	(446,406)
Effect of exchange rate changes on cash	(316)	761
Change in cash and cash equivalents, restricted cash and cash equivalents	(11,666)	18,222

Cash and cash equivalents, beginning of period	168,821	190,615
Restricted cash and cash equivalents, beginning of period	217,453	209,269
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	115,872	84,040
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	502,146	483,924

Cash and cash equivalents, end of period	148,160	168,821
Restricted cash and cash equivalents, end of period	180,579	217,453
Cash and cash equivalents included in advertising fund assets, restricted, end of period	161,741	115,872
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$490,480	$502,146

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